Exhibit 21 - Page 1 of 7






                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Partners of
Phoenix Leasing Associates II L.P.:

We have audited the accompanying balance sheets of Phoenix Leasing Associates II L.P. (a California limited partnership) as of June 30, 1996 and 1995. These balance sheets are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates II L.P. as of June 30, 1996 and 1995, in conformity with generally accepted accounting principles.


San Francisco, California                                    ARTHUR ANDERSEN LLP
  September 4, 1996

                                                        Exhibit 21 - Page 2 of 7

                       PHOENIX LEASING ASSOCIATES II L.P.

                                 BALANCE SHEETS

                                     ASSETS

                                                           June 30,
                                                       1996         1995
                                                       ----         ----

Cash and cash equivalents ......................     $   847     $      8
Due from CDF V .................................      76,830       63,616
Due from General Partner .......................      14,561       49,887
                                                     -------     --------
         Total Assets ..........................     $92,238     $113,511
                                                     =======     ========


                       LIABILITIES AND PARTNERS' CAPITAL

Liabilities:

   Accounts payable and accrued expenses .......     $ 2,200     $  2,519
   Deficit investment in CDF V .................      87,750       94,627
                                                     -------     --------
         Total Liabilities .....................      89,950       97,146

Commitments and Contingencies (Note 4)

Partners' Capital:

   General Partner (99 partnership units) ......         990          990
   Limited Partner (99 partnership units) ......       1,299       15,375
                                                     -------     --------
         Total Partners' Capital ...............       2,289       16,365
                                                     -------     --------

         Total Liabilities and Partners' Capital     $92,238     $113,511
                                                     =======     ========



                     The accompanying notes are an integral
                       part of these financial statements.

                                                        Exhibit 21 - Page 3 of 7

                       PHOENIX LEASING ASSOCIATES II L.P.

                           NOTES TO THE BALANCE SHEETS

                                  JUNE 30, 1996


Note 1.       Organization:

     Phoenix Leasing Associates II L.P., a California limited partnership (the Partnership), was formed under the laws of the State of California on August 17, 1990, to act as the general partner of Phoenix Leasing Cash Distribution Fund V, L.P. (CDF V), a California limited partnership. The Partnership's fiscal year ends on June 30 of each year. The general partner of the Partnership is Phoenix Leasing Associates II, Inc. (PLAII), a Nevada corporation and wholly-owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation. The limited partner of the partnership is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of PLAII, who owns the ultimate parent of PLAII.

     The Partnership records its investment in CDF V under the equity method of accounting. As general partner, the Partnership has complete authority in, and responsibility for, the overall management and control of CDF V, which includes responsibility for supervising CDF V's acquisition, leasing, remarketing and sale of equipment.

Note 2.       Income Taxes:

     The Partnership is not subject to federal and state income taxes on its income. Federal and state income tax regulations provide that items of income, gain, loss and deductions, credits and tax preference items of limited partnerships are reportable by the individual partners in their respective income tax returns. Accordingly, no liability for such taxes has been recorded on the Partnership's balance sheets.

Note 3.       Use of Estimates:

     The preparation of balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the balance sheets. Actual results could differ from those estimates.

Note 4.       Compensation and Fees:

     The Partnership receives acquisition fees equal to three percent of the purchase price of assets acquired or financed by CDF V in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of CDF V's assets, and management fees equal to three percent of CDF V's gross revenues in connection with managing the operations of CDF V. In addition, the Partnership receives an interest in CDF V's profits, losses and distributions. Management fees of $76,521 and $38,238 and acquisition fees of $309 and $25,378 are included in Due from CDF V as of June 30, 1996 and 1995, respectively.

Note 5.       Allocation of Profits, Losses and Distributions:

     Profits and losses attributable to acquisition fees paid to the Partnership by CDF V are allocated to the partners in proportion to their ownership interests. All other profits and losses are allocated to PLAII. Distributions are made in accordance with the terms of the partnership agreement.

Note 6.       Related Parties:

     Phoenix Securities, Inc., an affiliate of the Partnership, receives a fee for wholesaling activities performed in connection with the offering of the limited partnership units of CDF V.

     PLAII has entered into an agreement with PLI whereby PLI will provide management services to the Partnership in connection with the operations and administration of CDF V. In consideration for the services and activities to be performed by PLI pursuant to this agreement, PLAII pays PLI fees in an amount equal to: Three percent of CDF V's cumulative gross revenues plus the lesser of three percent of the purchase price of equipment acquired by and financing provided to businesses by CDF V or 100% of the net cash attributed to the acquisition fee which has been distributed to PLAII plus 100% of all other net cash from operations of the Partnership. Management fees paid to PLI equal $759,627 and $886,975 for the year ended June 30, 1996 and 1995, respectively.

                                                        Exhibit 21 - Page 4 of 7






                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To the Board of Directors of
Phoenix Leasing Associates II, Inc.:

We have audited the accompanying consolidated balance sheets of Phoenix Leasing Associates II, Inc. (a Nevada corporation) and Subsidiary as of June 30, 1996 and 1995. These consolidated balance sheets are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated balance sheets based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated balance sheets are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheets. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated balance sheet presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated balance sheets referred to above present fairly, in all material respects, the financial position of Phoenix Leasing Associates II, Inc. and Subsidiary as of June 30, 1996 and 1995, in conformity with generally accepted accounting principles.


San Francisco, California                                  ARTHUR ANDERSEN LLP
  September 4, 1996

                                                        Exhibit 21 - Page 5 of 7

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                           CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                              June 30,
                                                          1996         1995
                                                          ----         ----

Cash and cash equivalents .........................  $       952   $       177
Due from PLI ......................................      982,581       633,324
Due from CDF V ....................................       76,830        63,616
                                                     -----------   -----------
         Total Assets .............................  $ 1,060,362   $   697,117
                                                     ===========   ===========


                      LIABILITIES AND SHAREHOLDER'S EQUITY

Liabilities:

   Accounts payable and accrued expenses ..........  $     4,400   $     5,040
   Deficit investment in CDF V ....................       87,750        94,627
                                                     -----------   -----------
         Total Liabilities ........................       92,150        99,667
                                                     -----------   -----------

Minority Interest in Consolidated Subsidiary ......        1,299        15,375
                                                     -----------   -----------

Commitments and Contingencies (Note 6)

Shareholder's Equity:

   Common Stock, without par value, 100 shares
     authorized and outstanding ...................    4,000,100     4,000,100
   Retained earnings ..............................      966,814       581,975
   Less:
     Note receivable from affiliate ...............   (4,000,000)   (4,000,000)
                                                     -----------   -----------

         Total Shareholder's Equity ...............      966,914       582,075
                                                     -----------   -----------

         Total Liabilities and Shareholder's Equity  $ 1,060,362   $   697,117
                                                     ===========   ===========



                     The accompanying notes are an integral
                       part of these financial statements.

                                                        Exhibit 21 - Page 6 of 7

               PHOENIX LEASING ASSOCIATES II, INC. AND SUBSIDIARY

                    NOTES TO THE CONSOLIDATED BALANCE SHEETS

                                  JUNE 30, 1996


Note 1.       Organization:

     Phoenix Leasing Associates II, Inc., (the Company), was formed under the laws of Nevada on June 14, 1990. The Company has a June 30 fiscal year-end. The Company is a wholly-owned subsidiary of Phoenix Leasing Incorporated (PLI), a California corporation, and was originally formed to serve as the general partner of Phoenix Leasing Cash Distribution Fund V, L.P. (CDF V), a California limited partnership.

     On August 17, 1990, the Company organized Phoenix Leasing Associates II L.P., a California limited partnership (PLAIILP) to replace the Company as the general partner in CDF V. The limited partner of PLAIILP is Lease Management Associates, Inc., a Nevada corporation controlled by an officer of the Company, who also owns the parent company of PLI. As the general partner of CDF V, PLAIILP earns acquisition and management fees and receives the profits, losses and distributions which are to be allocated to the Company (Note 5). The Company is the general partner of PLAIILP and, as of June 30, 1996 and 1995 has a 50% ownership interest. This ownership interest is subject to change in accordance with the PLAIILP Partnership Agreement. Profits, losses and distributions attributable to acquisition fees paid to PLAIILP by CDF V are allocated in proportion to the partners' ownership interests. All other profits, losses and distributions are allocated to the Company. The financial statements as of June 30, 1996 and 1995 are presented on a consolidated basis as discussed in Note 2.

Note 2.       Principles of Consolidation:

     The consolidated financial statements as of June 30, 1996 and 1995, include the accounts of the Company and its subsidiary, PLAIILP, over which the company exerts significant control and influence. All significant intercompany accounts and transactions have been eliminated in consolidation. The minority interest represents the limited partner's interest in PLAIILP.

     The Company records its investment in CDF V under the equity method of accounting. As general partner, the Company has complete authority in, and responsibility for, the overall management and control of CDF V, which includes responsibility for supervising CDF V's acquisition, leasing, remarketing activities and its sale of equipment.

Note 3.       Use of Estimates:

     The preparation of consolidated balance sheets in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated balance sheets. Actual results could differ from those estimates.

Note 4.       Notes Receivable from Affiliate:

     PLI, the sole shareholder of the Company, as of June 30, 1996 and 1995, has issued demand promissory notes to the Company totaling $4,000,000. There are no restrictions or covenants associated with this note which would preclude the Company from receiving the principal or interest amounts under the terms of the notes. The notes bear interest at a rate equal to the lesser of 10% or prime rate plus 1%, as determined by Citibank, N.A., New York, New York. Interest is payable by PLI on the first business day of each calendar quarter. The principal amount is due and payable upon demand by the Company.

Note 5.       Income Taxes:

     The Company's income or loss for tax reporting purposes is included in the consolidated and combined tax returns filed by Phoenix American Incorporated
(PAI), an affiliated Nevada corporation. These returns are prepared on the accrual basis of accounting. In accordance with a Tax Sharing Agreement between the Company and PAI, PAI has assumed all tax liabilities and benefits arising from the Company's income or loss.

     Effective July 1, 1993, the Company adopted "Statement of Financial Accounting Standards No. 109 - Accounting for Income Taxes" (FAS 109). The Company computes taxes as if it was a stand alone company. The resulting tax provisions of $234,305 and $9,254, as of June 30, 1996 and 1995, respectively, were transferred to PAI.

                                                        Exhibit 21 - Page 7 of 7

Note 6.       Compensation and Fees:

     PLAIILP receives acquisition fees equal to three percent of the purchase price of assets acquired or financed by CDF V in connection with the analysis, selection and acquisition or financing of assets, and the continuing analysis of the overall portfolio of the CDF V's assets, and management fees equal to three percent of CDF V's gross revenues in connection with managing the operations of CDF V. In addition, PLAIILP receives an interest in CDF V's profits, losses and distributions. Management fees of $76,521 and $38,238 and acquisition fees of $309 and $25,378 are included in Due from CDF V as of June 30, 1996 and 1995, respectively.

Note 7.       Related Parties:

     Phoenix Securities, Inc., an affiliate of the Company, receives a fee for wholesaling activities performed in connection with the offering of the limited partnership units of CDF V.

     The Company has entered into an agreement with PLI, whereby PLI will provide management services to PLAIILP in connection with the operations and administration of CDF V. In consideration for the services and activities to be performed by PLI pursuant to this agreement, the Company pays PLI fees in an amount equal to: Three percent of CDF V's cumulative gross revenues plus the lesser of three percent of the purchase price of equipment acquired by and financing provided to businesses by CDF V or 100% of the net cash attributable to the acquisition fee which has been distributed to the Company plus 100% of all other net cash from operations of PLAIILP. Management fees paid to PLI equal $759,627 and $886,975 for the year ended June 30, 1996 and 1995, respectively.